Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Appoints
Maria Chang Mayer as Senior Vice President, General Counsel and Secretary

DALLAS, Texas - October 31, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, announced the appointment of Maria Chang Mayer as the Company’s Senior Vice President, General Counsel and Secretary effective November 15, 2017.

Fiesta President and Chief Executive Officer Richard Stockinger said, “I am pleased to welcome Maria to Fiesta. She is a seasoned business leader with an impressive breadth of legal experience. As a member of Fiesta’s executive team, Maria will play an important role as we work together to successfully implement the Strategic Renewal Plan and build long term shareholder value.”

Ms. Mayer brings with her almost 25 years of experience, including multi-jurisdictional projects, corporate governance, mergers and acquisitions and strategic and financial transactions.

Most recently, Maria served as general counsel of AMG and Widex USA, U.S. subsidiaries of Widex A/S, one of the world’s largest hearing aid manufacturers. There she provided legal counsel to Widex’s US operations which include hundreds of retail hearing aid clinics nationwide and wholesale operations based in New York. Prior to that, she served as Senior Corporate Counsel for Carlton Fields, a leading provider of legal and consultative services based in Florida. Before joining Carlton Fields, Maria served in various roles at several law firms, including Hughes Hubbard & Reed, Popham Haik Schnobrich & Kaufman, and Stuzin & Camner.

Ms. Mayer earned her law degree from the University of Florida, College of Law where she graduated with Honors and earned a Bachelor of Arts in English Literature at the University of Florida.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises Pollo Tropical and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.